PROSPECTUS SUPPLEMENT
(TO ATTACHED PROSPECTUS DATED MARCH 9, 1999)

                                                                          [LOGO]

                              YEN 100,000,000,000

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                        ARMONK, NEW YORK (914) 499-1900

                              0.90% NOTES DUE 2003
                                 --------------

                  INTEREST PAYABLE ON APRIL 14 AND OCTOBER 14

                              -------------------

INTERNATIONAL BUSINESS MACHINES CORPORATION MAY NOT REDEEM THE NOTES PRIOR TO MATURITY
UNLESS CERTAIN EVENTS OCCUR INVOLVING CHANGES IN UNITED STATES TAXATION, AS SET FORTH IN
THIS PROSPECTUS SUPPLEMENT. APPLICATION HAS BEEN MADE TO LIST THE NOTES ON THE LUXEMBOURG
STOCK EXCHANGE.

                             ---------------------

                   PRICE 99.97% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                              UNDERWRITING
                                               PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                PUBLIC         COMMISSIONS        COMPANY
                                               --------       -------------     -----------
PER NOTE.................................      99.97%           0.1875%          99.7825%
TOTAL....................................  Y99,970,000,000    Y187,500,000    Y99,782,500,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNDERWRITERS EXPECT TO DELIVER THE NOTES TO PURCHASERS IN BOOK ENTRY FORM ONLY THROUGH THE DEPOSITORY TRUST COMPANY, CLEARSTREAM, LUXEMBOURG OR THE EUROCLEAR SYSTEM, AS THE CASE MAY BE, ON APRIL 14, 2000.

                              -------------------

MORGAN STANLEY DEAN WITTER                    TOKYO-MITSUBISHI INTERNATIONAL PLC
BEAR, STEARNS & CO. INC.
       DAIWA SCBM EUROPE
                DEUTSCHE BANK
                        J.P. MORGAN SECURITIES LTD.
                                NOMURA INTERNATIONAL PLC
                                        SALOMON SMITH BARNEY INTERNATIONAL

APRIL 6, 2000

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
International Business Machines Corporation.................     S-3
Use of Proceeds.............................................     S-4
Capitalization..............................................     S-4
Ratios of Earnings to Fixed Charges.........................     S-4
Selected Financial Data.....................................     S-5
Management..................................................     S-6
Description of Notes........................................     S-8
United States Taxation......................................    S-17
Underwriters................................................    S-21
Offering Restrictions.......................................    S-22
Legal Opinions..............................................    S-23
Listing and General Information.............................    S-23

                              PROSPECTUS
Summary.....................................................       1
The Company.................................................       4
Use of Proceeds.............................................       4
Description of the Debt Securities..........................       4
Description of the Preferred Stock..........................      14
Description of the Depositary Shares........................      16
Description of the Capital Stock............................      18
Description of the Warrants.................................      19
Plan of Distribution........................................      20
Legal Opinions..............................................      21
Experts.....................................................      21

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell Notes and seeking offers to buy Notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Notes.

    The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriters."

    This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief, there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

    We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A., Luxembourg, 43, Boulevard Royal, L-2955 Luxembourg.

    The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

    References herein to "$" and "dollars" are to the currency of the United States. References to "Y" and "yen" are to the currency of Japan. The financial information presented herein has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

    International Business Machines Corporation (IBM) was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation.

    IBM uses advanced information technology to provide customer solutions. The company operates primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

    IBM is the ultimate parent for a group of companies, including subsidiaries and other organizations, operating in over 160 countries around the world. Organizationally, the company's major operations comprise three hardware products segments--Technology, Personal Systems and Server; a Global Services segment; a Software segment; a Global Financing segment and an Enterprise Investment segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

    IBM offers its products through its global sales and distribution organizations. The sales and distribution organization has both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, this organization includes a global sales and distribution effort devoted exclusively to small and medium businesses. IBM also offers its products through a variety of third party distributors and resellers, as well as through its on-line channels.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes prior to deducting expenses to be paid by IBM are estimated to be Y99,782,500,000 and will be used for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of IBM at December 31, 1999, and as adjusted to give effect to the issuance of the Notes offered hereby.

                                                                 31ST DECEMBER, 1999
                                                              -------------------------
                                                                            AS ADJUSTED
                                                              OUTSTANDING   (UNAUDITED)
                                                              -----------   -----------
                                                                (DOLLARS IN MILLIONS)
Short-Term Debt.............................................    $14,230       $14,230
                                                                =======       =======
Long-Term Debt:
  International Business Machines Corporation...............      9,711        10,666
  Consolidated Subsidiaries.................................      4,413         4,413
                                                                -------       -------
    Total Long-Term Debt....................................    $14,124       $15,079
                                                                -------       -------
Stockholders' Equity:
  Preferred Stock--par value $.01 per share; 150,000,000
    shares authorized; 2,546,011 shares issued and
    outstanding.............................................        247           247
  Common Stock--par value $0.20 per share (1); 4,687,500,000
    shares authorized (1); 1,876,665,245 shares issued......     11,762        11,762
  Retained Earnings.........................................     16,878        16,878
  Treasury Stock, at cost; 72,449,015 shares................     (7,375)       (7,375)
  Employee Benefits Trust; 20,000,000 shares................     (2,162)       (2,162)
  Accumulated gains and losses not affecting Retained
    Earnings................................................      1,161         1,161
                                                                -------       -------
    Total Stockholders' Equity..............................     20,511        20,511
                                                                -------       -------
    Total Capitalization....................................    $48,865       $49,820
                                                                =======       =======

------------------------

Notes:--

(1) Adjusted to reflect a two-for-one stock split effective 10th May, 1999.

    There has been no material change to the consolidated capitalization and indebtedness of IBM since 31st December, 1999 to the date of this document, except that IBM issued [EURO] 1,000,000,000 principal amount of Long-Term Debt pursuant to its Euro Medium-Term Note Programme on March 31, 2000.

    From 31st January, 1995 through 31st December, 1999 the Company repurchased approximately $32.0 billion of its capital stock under a series of authorizations from the Company's Board of Directors that total $34.5 billion.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                                              YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------------
                                                                1999          1998       1997       1996       1995
                                                              --------      --------   --------   --------   --------
Ratio of earnings to fixed charges..........................    7.0           5.3        5.4        5.3        5.0

                            SELECTED FINANCIAL DATA

    The following unaudited consolidated summary sets forth selected financial data for us and our subsidiaries for each of the years in the five-year period ending December 31, 1999. The following summary should be read in conjunction with the financial information incorporated in this prospectus supplement and accompanying prospectus by reference to other documents. See "Where You Can Find More Information" in the accompanying prospectus.

FOR THE YEAR:                                      1999        1998        1997        1996        1995
-------------                                    ---------   ---------   ---------   ---------   ---------
                                                 (DOLLARS IN MILLIONS EXCEPT RATIOS AND PER SHARE AMOUNTS)
Revenue........................................   $87,548     $81,667     $78,508     $75,947     $71,940
Net income.....................................     7,712       6,328       6,093       5,429       4,178
  Per share of common stock:
  Assuming dilution............................      4.12        3.29*       3.00*       2.50*       1.76*
  Basic........................................      4.25        3.38*       3.09*       2.56*       1.81*
Cash dividends paid on common stock............       859         814         763         686         572
  Per share of common stock....................       .47         .43*      .3875*       .325*        .25*
Investment in plant, rental machines and other
  property.....................................     5,959       6,520       6,793       5,883       4,744
Return on stockholders' equity.................      39.0%       32.6%       29.7%       24.8%       18.5%

AT END OF YEAR:
-----------------------------------------------
Total assets...................................   $87,495     $86,100     $81,499     $81,132     $80,292
Net investment in plant, rental machines and
  other property...............................    17,590      19,631      18,347      17,407      16,579
Working capital................................     3,577       5,533       6,911       6,695       9,043
Total debt.....................................    28,354      29,413      26,926      22,829      21,629
Stockholders' equity...........................    20,511      19,433      19,816      21,628      22,423

------------------------

*   Adjusted to reflect a two-for-one stock split effective May 10, 1999.

                                   MANAGEMENT

BOARD OF DIRECTORS

    The composition of IBM's Board of Directors as at the date of this Offering Circular was:

                   NAME                                 PRINCIPAL ACTIVITIES OUTSIDE OF IBM
------------------------------------------  ------------------------------------------------------------
Cathleen Black............................  President, Hearst Magazines, a division of The Hearst
                                            Corporation

Kenneth I. Chenault.......................  President and Chief Operating Officer, American Express
                                            Company

Juergen Dormann...........................  Chairman of the Management Board, Aventis S.A.

Louis V. Gerstner, Jr.....................  Member, Board of Directors, Bristol-Myers Squibb Company

Nannerl O. Keohane........................  President and Professor of Political Science, Duke
                                            University

Charles F. Knight.........................  Chairman and Chief Executive Officer, Emerson Electric
                                            Company

Minoru Makihara...........................  Chairman, Mitsubishi Corporation

Lucio A. Noto.............................  Vice Chairman, ExxonMobil Corporation

John B. Slaughter.........................  President Emeritus, Occidental College

Alex Trotman..............................  Retired Chairman and Chief Executive Officer, Ford Motor
                                            Company

Lodewijk C. van Wachem....................  Chairman, Supervisory Board, Royal Dutch Petroleum Company

Charles M. Vest...........................  President and Professor of Mechanical Engineering,
                                            Massachusetts Institute of Technology

    The business address of each director is New Orchard Road, Armonk, New York 10504.

EXECUTIVE OFFICERS OF IBM (AT MARCH 31, 2000):

Chairman of the Board of Directors and Chief Executive
  Officer
Louis V. Gerstner, Jr.(1)

Senior Vice Presidents
J. Thomas Bouchard, Human Resources
Nicholas M. Donofrio, Group Executive
Douglas T. Elix, Group Executive
William A. Etherington, Group Executive
J. Bruce Harreld, Strategy
Paul M. Horn, Research
John R. Joyce, Chief Financial Officer
Abby E. Kohnstamm, Marketing
Samuel J. Palmisano, Group Executive
Lawrence R. Ricciardi, General Counsel
David M. Thomas, Group Executive
John M. Thompson, Group Executive

Vice Presidents
Mark Loughridge, Controller
Daniel E. O'Donnell, Secretary
Robert F. Woods, Treasurer

------------------------

(1) Member of the Board of Directors.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the Prospectus.

GENERAL

    The Notes will be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between the Company and The Chase Manhattan Bank, as Trustee, as supplemented by the First Supplemental Indenture dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The Notes will be unsecured and will have the same rank as all of IBM's other unsecured and unsubordinated debt. The Notes will bear interest from April 14, 2000, at the rate of interest stated on the cover page hereof. Interest on the Notes will be payable semiannually on April 14 and October 14, commencing October 14, 2000, to the persons in whose names such securities are registered at the close of business on the March 31 or September 30 preceding such April 14 or October 14. Interest on the Notes will be computed on the basis of the actual number of days in a 365-day year. Unless previously redeemed, repurchased or cancelled as provided below, the Notes will mature at par on April 14, 2003.

    The Notes are not subject to redemption prior to maturity unless certain events occur involving United States taxation. If any of these special tax events do occur, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Description of Notes--Redemption for Tax Reasons." The Notes will be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities--Satisfaction and Discharge; Defeasance" in the accompanying Prospectus. The Notes will be issued in denominations of Y 1,000,000 and integral multiples of Y 1,000,000.

    IBM may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable Notes. Any additional notes having such similar terms, together with the applicable Notes, will constitute a single series of notes under the Senior Indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of Notes.

    IBM has appointed Chase Manhattan Bank Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form. As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices" below.

    The currency of payment for the Notes is Japanese Yen. However, when interests in the Notes are held through DTC, all payments in respect of such DTC Notes will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC Notes elects to receive payment in Japanese Yen. See "--Issuance in Yen."

NOTICES

    Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the

Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

REPLACEMENT NOTES

    In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the Trustee. Any such definitive Note will be replaced by the Trustee in compliance with such procedures, and on such terms as to evidence any indemnity, as the Company and the Trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

ISSUANCE IN YEN

    Initial holders will be required to pay for the Notes in Japanese Yen. The Chase Manhattan Bank, as Trustee, is prepared to arrange for the conversion of U.S. dollars into Japanese Yen to facilitate payment for the Notes by U.S. purchasers. Each conversion will be made by The Chase Manhattan Bank on the terms and subject to the conditions, limitations and charges as The Chase Manhattan Bank may from time to time establish in accordance with regular foreign exchange practices, and subject to United States laws and regulations. All costs of conversion will be borne by the holder.

    Notes which are offered and sold in the United States (the DTC Notes) will be represented by beneficial interests in a fully registered permanent global Note (the DTC global Note) which will be deposited with a custodian for, and registered in the name of Cede & Co. as nominee for DTC. While interests in the DTC Notes are held through the DTC global Note, all payments in respect of such Notes will be made in U.S. dollars, except as otherwise provided in this section.

    The paying agent will determine the amount of any U.S. dollar payment based on the highest firm bid quotation, expressed in U.S. dollars, that it receives at approximately 11:00 a.m., London time two Business Days before the applicable payment date (if no rate is quoted on that date, the paying agent will use the last date on which the rate was quoted). To determine the highest quote, the paying agent will request quotes from three (or, if three are not available, then two) recognized foreign exchange dealers in London (which may include the Underwriters, their affiliates or the paying agent) for the purchase, and settlement on the applicable payment date, of the total amount of Japanese Yen then payable. The holder will be responsible for all currency exchange costs, such amount to be deducted from the U.S. dollar payments. If no bid quotations are available, IBM will make payments in Japanese Yen, unless Japanese Yen is unavailable due to the imposition of exchange controls or other circumstances beyond IBM's control. In that case, IBM will make payments as described under "Exchange Rates and Exchange Controls."

    The holder of a beneficial interest in the DTC Notes may elect to receive a payment or payments in Japanese Yen by notifying the DTC participant through which its Notes are held on or prior to the applicable Record Date of (1) the holder's election to receive all or a portion of the payment in Japanese Yen, and (2) wire transfer instructions to a Japanese Yen account located in Japan. DTC must be notified of an election and wire transfer instructions (1) on or prior to the third New York Business Day (as defined below) after the Record Date for any payment of interest, and (2) on or prior to the tenth New York Business Day after the Record Date for any payment of principal. DTC will notify the paying agent of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after the Record Date for any payment of interest, and (2) on or prior to 5:00 p.m. New York City time on the twelfth New York Business Day after the Record Date for any payment of principal. If complete instructions are forwarded to DTC through DTC participants and by DTC to the paying agent on or prior to such dates, such holder will receive payment in Japanese Yen outside of DTC; otherwise, only U.S. dollar payments will be made by the paying agent to DTC.

    The term "Business Day" means any day other than a Saturday or Sunday that is (i) neither a legal holiday nor (ii) a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, London or Tokyo.

    The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are authorized or required by law or executive order to close.

    As of December 31, 1999, the Yen/U.S.$ rate of exchange was Yen 102.51/ U.S.$1 and as of April 6, 2000, the Yen/U.S.$ rate of exchange was Yen 104.76/U.S.$1.

EXCHANGE RATES AND EXCHANGE CONTROLS:

    An investment in a Note denominated in a currency other than the currency of the country in which the purchaser is resident entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder's home currency and Japanese Yen and the possibility of the imposition or modification of foreign exchange controls. These risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the Yen and certain currencies, have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that my occur during the term of any Note. Depreciation of the Japanese Yen against the holder's home currency would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the holder.

    If payment in respect of a Note is required to be made in a currency other than U.S. dollars and such currency is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note will be made in U.S. dollars until such currency is again available to the Company or so used. The amount payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency. Any payment in respect of such Note so made in U.S. dollars will not constitute an event of default under the Indentures.

FOREIGN CURRENCY JUDGMENTS:

    The Notes will be governed by and construed in accordance with the internal laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

PAYMENTS OF ADDITIONAL AMOUNTS

    IBM will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

        (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

           (d) being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

           (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

        (2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3) to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

        (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5),
    (6) and (7).

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading "--Payments of Additional Amounts" and under the heading "--Redemption for Tax Reasons," IBM shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

    As used under this heading "--Payments of Additional Amounts" and under the heading "--Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

REDEMPTION FOR TAX REASONS

    If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, IBM becomes or, based upon a written opinion of independent counsel selected by IBM, will become obligated to pay additional amounts as described herein under the heading "--Payments of Additional Amounts" with respect to the Notes, then IBM may at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

BOOK-ENTRY SYSTEM

    Notes which are offered and sold outside the United States (the "international Notes") will be represented by beneficial interests in a fully registered permanent global note (the "international global note") without interest coupons attached, which will be registered in the name of, and shall be deposited on or about April 14, 2000 with a common depositary for, and in respect of interests held through, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Clearstream, Luxembourg.

    Notes which are offered and sold in the United States (the "DTC Notes" and, together with the international Notes, the "Notes") will be represented by beneficial interests in a fully registered permanent global Note (the "DTC global Note" and, together with the international global Note, the "global Notes"), without interest coupons attached, which will be deposited on or about April 14, 2000 with a common depositary, as custodian for, and registered in the name of Cede & Co., as nominee for the Depositary Trust Company.

    Together, the Notes represented by the global Notes will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the DTC global Note and the international global Note is evidenced by the register maintained for that purpose by the registrar. Beneficial interests in the global Notes will be shown on, and transfers thereof will be affected only through, records maintained by DTC, Euroclear and Clearstream, Luxembourg and their participants. Except as described herein, individual registered certificates will not be issued in exchange for beneficial interests in the global Notes.

    A holder of DTC Notes will receive all payments under the DTC Notes in U.S. dollars, unless such holder makes an election as described herein for payment in Japanese Yen. The amount payable in U.S. dollars will be equal to the amount of Japanese Yen otherwise payable exchanged into U.S. dollars at the (Yen)/U.S.$ rate of exchange prevailing two Business Days prior to the relevant payment date.
See "--Issuance in Yen" herein.

    Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF", which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Morgan Guaranty Trust Company of New York as the Operator of the Euroclear System (MGT/ EOC) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and MGT/ EOC.

    Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

    So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, we will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying and Transfer Agent") and the holders of the Notes will be able to receive payments on the Notes and effect transfers of the Notes at the offices of the Luxembourg Paying and Transfer Agent.

    Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If Euroclear, Clearstream, Luxembourg or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

    If individual certificates are issued, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of Notes represented by the Global Notes equal in principal amount to its beneficial interest and to have those Notes registered in its name. Notes issued in definitive form will be issued as registered Notes in denominations of Y1,000,000 and integral multiples of Y1,000,000. You may transfer the definitive Notes by presenting them for registration to the registrar at its New York office or to the Luxembourg Paying and Transfer Agent, at its office. Notes presented for registration must be duly endorsed by you or your attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by you or your attorney duly authorized in writing. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

    In the case of a transfer of part of a holding of Notes represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred and a further new certificate in respect of the balance of the holding not transferred shall be issued to the transferor. Any new certificates shall be obtained at the specified office of the registrar or the Luxembourg Paying and Transfer Agent within three business days of receipt by the registrar or Luxembourg Paying and Transfer Agent. For the purposes of this paragraph, "business day" means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the registrar or the Luxembourg Paying and Transfer Agent.

    If IBM issues definitive Notes, IBM will do so at the office of The Chase Manhattan Bank, the paying agent and registrar for the Notes, including any successor paying agent and registrar for the notes, currently located at 450 West 33rd Street, New York, New York 10001 and at the office of Chase Manhattan Bank Luxembourg S.A., 5 Rue Plactis, L-2338 Luxembourg.

    We may pay interest on definitive Notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the record date corresponding to the relevant interest payment date.

    Notwithstanding the foregoing, DTC, as holder of the Notes, may require the paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by DTC in the United States, by sending appropriate wire transfer instructions. The paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

    The paying agent or the Luxembourg Paying and Transfer Agent, as the case may be, will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a Note at the office of the paying agent or the Luxembourg Paying and Transfer Agent.

    Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.

EUROCLEAR, CLEARSTREAM, LUXEMBOURG AND DTC ARRANGEMENTS

    So long as DTC or its nominee or Euroclear, Clearstream, Luxembourg or the nominee of their common depositary is the registered holder of the global Notes, DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the global Notes will be made to DTC, Euroclear, Clearstream, Luxembourg or such nominee, as the case may be, as the registered holder thereof. None of IBM, any agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the United States Securities Act of 1933, as amended), have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Distributions of principal and interest with respect to book-entry interests in the Notes held through Euroclear or Clearstream, Luxembourg will be credited, to the extent received by Euroclear or Clearstream, Luxembourg from the paying agent, to the cash accounts of Euroclear or Clearstream, Luxembourg customers in accordance with the relevant system's rules and procedures.

    Holders of book-entry interests in the Notes through DTC will receive, to the extent received by DTC from the paying agent, all distributions of principal and interest with respect to book-entry interests in the Notes from the paying agent through DTC. Distributions in the United States will be subject to relevant U.S. tax laws and regulations.

    Interest on the Notes (other than interest on redemption) will be paid to the holder shown on the register on the applicable record date. Trading between the DTC global Note and the international global Note will therefore be net of accrued interest from the record date to the relevant interest payment date.

    Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

    The holdings of book-entry interests in the Notes through Euroclear, Clearstream, Luxembourg and DTC will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the Notes on the register for the accounts of (i) the common depositary for Euroclear and Clearstream, Luxembourg and (ii) Cede & Co. to reflect the amounts of Notes held through Euroclear and Clearstream, Luxembourg, and DTC, respectively.

    Beneficial ownership of Notes will be held through financial institutions as direct and indirect participants in Euroclear, Clearstream, Luxembourg and DTC. Interests in the global Notes will be in uncertificated book-entry form.

SECONDARY MARKET TRADING IN RELATION TO REGISTERED GLOBAL NOTES

    TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG PARTICIPANTS

    Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international Notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds.

    TRADING BETWEEN DTC PARTICIPANTS

    Secondary market sales of book-entry interests in the DTC Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

    TRADING BETWEEN DTC SELLER AND EUROCLEAR/CLEARSTREAM, LUXEMBOURG PURCHASER

    When book-entry interests in Notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global Note to the account of a Euroclear or Clearstream, Luxembourg account holder wishing to purchase a beneficial interest in an international global Note (subject to the certification procedures provided in the Indenture), the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian will instruct the registrar to (i) decrease the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC global Note and (ii) increase the amount of Notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg and evidenced by the international global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date but for value on the settlement date.

    TRADING BETWEEN EUROCLEAR/CLEARSTREAM, LUXEMBOURG SELLER AND DTC PURCHASER

    When book-entry interests in the Notes are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global Note (subject to the certification procedures provided in the Indenture), the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg/Brussels time as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream, Luxembourg accountholder, as the case may be.

    On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and
(b) instruct the registrar to (i) decrease the amount of the Notes registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg and evidenced by the international global Notes and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC global Note.

    Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the Notes among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither IBM, the registrar, the Trustee, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

                             UNITED STATES TAXATION

GENERAL

    This section summarizes the material U.S. tax consequences to holders of Notes. It represents the views of our tax counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

    - The discussion only covers you if you buy your Notes in the initial offering at the initial offering price to the public.

    - The discussion only covers you if your functional currency is the U.S. dollar and you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

    - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes. We suggest that you consult your tax advisor about the consequences of holding Notes in your particular situation.

    - The discussion is based on current law. Changes in the law may change the tax treatment of the Notes.

    - The discussion does not cover state, local or foreign law.

    - The discussion does not apply to you if you are a Non-U.S. Holder of Notes (as defined below) and if you (a) own 10% or more of the voting stock of the Company, (b) are a "controlled foreign corporation" with respect to the Company, or (c) are a bank making a loan in the ordinary course of its business.

    - We have not requested a ruling from the IRS on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

    IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

    This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

    - an individual U.S. citizen or resident alien;

    - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

    - an estate or trust whose world-wide income is subject to U.S. federal income tax.

    If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

INTEREST

    - All holders of Notes will be taxable on the U.S. dollar value of Japanese Yen payable as interest on the Notes, whether or not they elect to receive payments in Japanese Yen. If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the form of Japanese Yen and to have sold those Yen for U.S. dollars. For purposes of this discussion, "spot rate" generally means a currency exchange rate that reflects a market exchange rate available to the public for Japanese Yen.

    - If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the Japanese Yen when it is received by you (if you receive Japanese Yen) or when it is deemed received by you (if you receive U.S. dollars). The value of the Japanese Yen will be determined using the "spot rate" in effect at such time.

    - If you are an accrual method taxpayer, you will be taxed on the value of the Japanese Yen payable as interest as the interest accrues on the Notes. In determining the value of the Japanese Yen for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you will generally also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the Japanese Yen received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment. If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the Japanese Yen you would have received instead of U.S. dollars. If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

    - Your tax basis in the Japanese Yen you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the Japanese Yen. If you receive interest in the form of Japanese Yen and subsequently sell those Yen, or if you are considered to receive Japanese Yen and those Yen are considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in "Sale of Japanese Yen".

SALE OR RETIREMENT OF NOTES

    On the sale or retirement of your Note:

    - If you receive the principal payment on your Note in the form of U.S. dollars, you will be considered to have received the principal in the form of Japanese Yen and to have sold those Yen for U.S. dollars.

    - You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the Note. If you receive (or are considered to receive) Japanese Yen, those Yen are valued for this purpose at the spot rate of the Yen. Your tax basis in the
      Note is the U.S. dollar value of the Yen amount paid for the Note, determined on the date of purchase.

    - Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year.

    - You will realize foreign currency gain or loss to the extent the U.S. dollar value of the Japanese Yen paid for the Note, based on the spot rate at the time you dispose of the Note, is greater or less than the U.S. dollar value of the Japanese Yen paid for the Note, based on the spot rate at the time you acquired the Note. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the Note.

    - If you sell a Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

    - Your tax basis in the Japanese Yen you receive (or are considered to receive) on sale or retirement of the Note will be the value of Japanese Yen reported by you as received on the sale or retirement of the Note. If you receive Japanese Yen on retirement of the Note and subsequently sell those Yen, or if you are considered to receive Japanese Yen on retirement of the Note and those Yen are considered to be sold for U.S. dollars on your behalf, or if you sell the Note for Japanese Yen and subsequently sell those Yen, additional tax consequences will apply as described in "Sale of Japanese Yen".

SALE OF JAPANESE YEN

    - If you receive (or are considered to receive) Japanese Yen as principal or interest on a Note, and you later sell (or are considered to sell) those Yen for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the Japanese Yen. In addition, when you purchase a Note in Japanese Yen, you will have taxable gain or loss if your tax basis in the Japanese Yen is different from the U.S. dollar value of the Japanese Yen on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under the tax rules concerning information reporting to the IRS:

    - Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and retirement proceeds on your Notes, unless an exemption applies.

    - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

    - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the Notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

    - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

    - an individual that is a nonresident alien;

    - a corporation organized or created under non-U.S. law; or

    - an estate or trust that is not taxable in the U.S. on its worldwide income.

WITHHOLDING TAXES

    Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

    However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

    - You provide your name, address, and a signed statement that you are the beneficial owner of the Note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

    - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

    - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

    We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

SALE OR RETIREMENT OF NOTES

    If you sell a Note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

    - The gain is connected with a trade or business that you conduct in the U.S.

    - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

    - The gain represents accrued interest, in which case the rules for interest would apply.

U.S. TRADE OR BUSINESS

    If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

    - Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

    - If you are a corporation, you may be subject to an additional "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

    If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

    - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

    - Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not generally backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement, dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                                PRINCIPAL AMOUNT
NAME                                                                OF NOTES
----                                                          --------------------
Morgan Stanley & Co. International Limited..................       Y44,000,000,000
Tokyo-Mitsubishi International PLC..........................        44,000,000,000
Bear, Stearns & Co. Inc.....................................         2,000,000,000
Daiwa Securities SB Capital Markets Europe Limited..........         2,000,000,000
Deutsche Bank AG London.....................................         2,000,000,000
J.P. Morgan Securities Ltd..................................         2,000,000,000
Nomura International PLC....................................         2,000,000,000
Salomon Brothers International Limited......................         2,000,000,000
                                                              --------------------
        Total...............................................      Y100,000,000,000
                                                              ====================

    The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes if any are taken.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .0875% of the principal amount per Note. After the initial public offering, the public offering price, concession and discount may be changed.

    The Notes are a new issue of securities with no established trading market. The Underwriters have informed the Company that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice. Application will be made to list the Notes on the Luxembourg Stock Exchange.

    In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

UNDERWRITING COMPENSATION

                                                              PER NOTE        TOTAL
                                                              --------   ----------------
Underwriting Discounts and Commissions
  paid by the Company.......................................   0.1875%       Y187,500,000

    The Underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking and general financing and banking services, for, the Company and its subsidiaries in the ordinary course of business.

    The Company has agreed to indemnify the Underwriters against certain liabilites, including civil liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

    Expenses payable by the Company are estimated at $350,000.

                             OFFERING RESTRICTIONS

    The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

    Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the Underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM except as set forth in the Underwriting Agreement.

    Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

UNITED KINGDOM

    Each underwriter has represented and agreed that it and each of its affiliates:

    - has not offered or sold and, prior to the expiry of the period of six months from the time to closing, will not offer or sell any of the Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

    - has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom those documents may otherwise lawfully be issued or passed on.

GERMANY

    No selling prospectus (VERKAUFSPROSPEKT) has been or will be published in respect of the Notes and each Underwriter will be required to comply with the German Securities Selling Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) of December 13, 1990, as amended.

THE NETHERLANDS

    The Notes are being issued under the Euro-securities exemption pursuant to
Article 6 of the Exemption Regulation (VRIJSTELLINSREGELING WET TOEZICHT EFFECTENVERKEER) of December 21, 1995, as amended, of the Netherlands' Securities Market Supervision Act 1995 (WET TOEZICHT EFFECTENVERKEER) and accordingly each Underwriter has represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

THE REPUBLIC OF FRANCE

    The Notes are being issued outside the Republic of France and each Underwriter has represented and agreed that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes to the public in the Republic of France and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the Notes.

JAPAN

    The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "SEL") and each of the Underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws, regulations and guidelines of Japan.

HONG KONG

    Each of the Underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, the Notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by David S. Hershberg, Vice President and Assistant General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of the Company totaling less than 1% of all such stock currently outstanding.

                        LISTING AND GENERAL INFORMATION

    1. Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation, as amended, and By-Laws of International Business Machines ("IBM") Corporation and a legal notice (NOTICE LEGALE) relating to the issuance of the Notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where these documents may be examined and copies may be obtained on request.

    2. Any documents incorporated by reference may be obtained free of charge from the Paying Agent in Luxembourg during the term of the Notes.

    3. The independent certified public accountants of IBM are PricewaterhouseCoopers LLP.

    4. The resolutions relating to the sale and issuance of the Notes were adopted by the Board of Directors of IBM on October 27, 1998.

    5. Except as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, there has been no material adverse change in the consolidated financial position of IBM and its subsidiaries since the date of the last audited financial statements. IBM is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the Notes.

    6. The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The common code assigned to the Notes is 11044239. The International Security Identification Number (ISIN) allocated to the DTC Notes is US459200 AU59 and the ISIN Number allocated to the international Notes is XS0110442398. The CUSIP number assigned to the Notes is 459200 AU5. Transactions will normally be effected for settlement not earlier than three days after the date of the transaction.

PROSPECTUS

                    INTERNATIONAL BUSINESS MACHINES CORPORATION
                                New Orchard Road
                             Armonk, New York 10504
                                 (914) 499-1900
                                 $4,140,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

                              -------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                              -------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 9, 1999.

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement (No. 333-70521) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $4,140,000,000 of any of the following securities, either separately or in units: DEBT, PREFERRED STOCK, DEPOSITARY SHARES, CAPITAL STOCK AND WARRANTS. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

    We may offer unsecured general obligations of our company, which may be senior or subordinate. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.

    The senior debt securities will be issued under an indenture between us and The Chase Manhattan Bank, as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT
  SECURITIES

    Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

    The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

    The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

    We may discharge our obligations under the indenture relating to the senior debt securities by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

    EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

-  If we do not pay interest for 30 days after its due date.

-  If we do not pay principal or premium when due.

-  If we do not make any sinking fund payment for 30 days after its due date.

-  If we continue to breach a covenant for 90 days after notice.

-  If we enter bankruptcy or become insolvent.

    If an event of default occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

    The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.

    The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.
CAPITAL STOCK

    We may issue our capital stock, par value $0.50 per share. Holders of capital stock are entitled to receive dividends when declared by the Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                              NINE
                             MONTHS
                              ENDED
                            SEPTEMBER
                               30,                         YEAR ENDED DECEMBER 31,
                       -------------------   ----------------------------------------------------
                       1998       1997       1997       1996       1995       1994       1993
                         ---        ---        ---        ---        ---        ---         --
Ratio of earnings to
  fixed charges......    4.7        5.1        5.4        5.3        5.0        3.1         --
Ratio of earnings to
  combined fixed
  charges and
  preferred stock
  dividends..........    4.7        5.0        5.4        5.3        4.9        2.9         --

    The ratio of earnings to fixed charges is computed by dividing earnings, which includes income before taxes and fixed charges, by fixed charges. This calculation excludes the effects of accounting changes which have been made over time. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. For purposes of calculating this ratio, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on our effective income tax rates for the respective periods. "Fixed charges" consist of interest on debt and a portion of rentals determined to be representative of interest.

    We have not shown ratios for 1993 because, as a result of a net loss incurred for the year, earnings were not sufficient to cover fixed charges or combined fixed charges and preferred stock dividends. In 1993, earnings were insufficient to cover fixed charges by $8,478 million. For the same year, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $8,525 million.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

i.  Annual Report on Form 10-K for the year ended December 31, 1997;

ii. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

iii. Current Reports on Form 8-K, filed on January 8, 1998, January 22, 1998, April 22, 1998, July 21, 1998, October 21, 1998, December 16, 1998,
    January 22, 1999, January 26, 1999 and January 29, 1999.

    You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

First Chicago Trust Company of New York
Mail Suite 4688
P.O. Box 2530
Jersey City, New Jersey 07303-2530
(201) 324-0405

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

    IBM develops, manufactures and sells advanced information processing products, including computers and microelectronic technology, software, networking systems and information technology-related services. We offer value through our North America, Europe/Middle East/Africa, Latin America, Asia/Pacific, Global Services and Worldwide Client Server Computing business units, by providing comprehensive and competitive product choices.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

    The following is a summary of the most important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference.

GENERAL

    Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

    The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    - the title of the debt securities;

    - any limit upon the aggregate principal amount of the debt securities;

    - the maturity date or dates, or the method of determining the maturity dates;

    - the interest rate or rates, or the method of determining those rates;

    - the interest payment dates and, for debt securities in registered form, the regular record dates;

    - the places where payments may be made;

    - any mandatory or optional redemption provisions;

    - any sinking fund or analogous provisions;

    - any conversion or exchange provisions;

    - any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

    - the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

    - any deletions of, or changes or additions to, the events of default or covenants;

    - if other than U.S. dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

    - the method of determining the amount of any payments on the debt securities which are linked to an index;

    - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

    - any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

    - whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

    - any other specific terms of the debt securities.

    (Sections 202 and 301)

    Unless otherwise specified in the prospectus supplement:

    - the debt securities will be registered debt securities;

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1000; and

    - bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

    Debt securities may bear legends required by United States Federal tax law and regulations. (Section 401)

    If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities is payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for those purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge. (Section 404) The designated security registrar in the United States for the senior debt securities is The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

    If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

    In the event of any redemption in part of any series of debt securities, we will not be required to:

     1. issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

        a. if debt securities of the series are issuable only in registered form, the day of mailing of the relevant notice of redemption, and

        b. if debt securities of the series are issuable in bearer form, the day of the first publication of the relevant notice of redemption or,

        c. if debt securities of the series are issuable in bearer and registered form and there is no publication, the day of mailing of the relevant notice of redemption;

     2. register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

     3. exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

    (Section 404)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and
410)

    We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102) If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment.
(Section 1103)

    The paying agent in the United States for the senior debt securities is The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001. The paying agent for the subordinated debt securities will be designated in the applicable prospectus supplement.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the prospectus supplement.

    Other than with respect to payments, we may treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we may rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System, and Cedelbank, societe anonyme. (Section 411) Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411) We anticipate that the following provisions will apply to all depositary arrangements with a depositary.

TEMPORARY GLOBAL SECURITIES

    All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euro-clear and Cedelbank for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in the prospectus supplement. No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

    Interest on a temporary global security will be paid to Euro-clear and/or Cedelbank with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

     1. is not beneficially owned by a United States persons;

     2. has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

     3. if a beneficial interest has been acquired by a United States person,

        a. that such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

        b. that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of
            Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder and that it did not purchase for resale inside the United States.

    The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euro-clear and Cedelbank will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States.
(Section 404)

    U.S. BOOK-ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities". Upon the issuance of a global security and the deposit of the security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants". The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if the securities are offered and sold directly by us.

    Ownership of book-entry securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security. Owners of book-entry securities:

-  will not be entitled to have the debt securities registered in their names;

- will not be entitled to receive physical delivery of the debt securities in definitive form; and

- will not be considered the owners or holders of those debt securities under the indenture.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws impair the ability to purchase or transfer book-entry securities.

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

COVENANTS

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

     1. the successor is a U.S. corporation;

     2. the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

     3. immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

    The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

    Each indenture contains a provision that permits us to elect:

     1. to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

     2. to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

        a.  the limitations on mergers, consolidations and sale of assets,

        b. the limitations on sale and leaseback transactions under the senior indenture, and

        c.  the limitations on secured indebtedness under the senior indenture.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 503)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

    Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

    - failure to pay interest on any debt security of the series for 30 days when due;

    - failure to pay the principal or any premium on any debt securities of the series when due;

    - failure to make any sinking fund payment for 30 days when due;

    - failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of that series for 90 days after being given notice; and

    - entering into bankruptcy or becoming insolvent.

    An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

    Each indenture requires the trustee to give the holders of a series of debt securities notice of a default with respect to that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

    Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703) Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

    Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106)

MODIFICATION OF THE INDENTURES

    Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

    Together with the trustee, we may make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

    - reduce the principal, premium (if any) or rate of interest on any debt security;

    - change any place of payment or the currency in which any debt security is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - adversely affect the terms of any conversion right;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

    - change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

    - change the provisions in the indenture that relate to its modification or amendment.

    (Section 1002)

MEETINGS

    The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401) A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402) Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent. In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons.
(Section 1404)

NOTICES

    In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the bearer securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

TITLE

    Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

REPLACEMENT OF SECURITIES COUPONS

    Debt securities or coupons that have been mutilated will be replaced by us at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss or theft satisfactory to us and the security registrar. In the case of a destroyed, lost or stolen debt security or coupon, the holder of the debt security or coupon may be required to indemnify the security registrar and us before a replacement debt security will be issued. (Section 405)

GOVERNING LAW

    The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

CONCERNING THE TRUSTEES

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

    COVENANTS IN THE SENIOR INDENTURE

    LIMITATION ON SECURED INDEBTEDNESS. Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

    - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

    - the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

We do not include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104 of Senior Indenture)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

    1. the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

        a. the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985 and

        b. the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

    We do not include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

    or

    2. an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

        a.  the net proceeds to us or a Restricted Subsidiary from the sale and

        b. the discounted present value of all net rentals payable under the lease.

        Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105 of Senior Indenture)

    This limitation on sale and leaseback transactions will not apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

    The holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107 of Senior Indenture)

    DEFINITIONS.

    "Secured Indebtedness" will mean our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

    - outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

    - incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction, or arising from conditional sale or other title retention agreements;

    - secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

    - owing to us or any Restricted Subsidiary;

    - secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

    - arising from any sale and leaseback transaction;

    - incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

    - constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

    "Principal Property" will mean land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

    - products marketed by us or our subsidiaries;

    - any property financed through the issuance of tax-exempt governmental obligations;

    - any property which the Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

    - any property in which the interest of us and all of our subsidiaries does not exceed 50%.

    "Consolidated Net Tangible Assets" will mean the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

    - all trade names, trademarks, licenses, patents, copyrights and goodwill;

    - organizational and development costs;

    - deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

    - unamortized debt discount and expense minus unamortized premium.

    We do not include in intangible assets any program products.

    "Restricted Subsidiary" will mean:

     1. any of our subsidiaries:

         a. which has substantially all its property in the United States,

         b. which owns or is a lessee of any Principal Property and,

         c. in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination, and,

     2. any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

    "Restricted Subsidiary" does not include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of Senior Indenture)

SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of Subordinated Indenture) In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders of our subsidiaries.

    The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

     - all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

     - any deferrals, renewals or extensions of any senior indebtedness.

    However, the term "senior indebtedness" will not include:

     - any of our obligations to our subsidiaries;

     - any liability for Federal, state, local or other taxes owed or owing by us;

     - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

     - any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

     - any obligations with respect to any capital stock; or

     - any indebtedness incurred in violation of the Subordinated Indenture.

    There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

    Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

     - any senior indebtedness is not paid when due, or

     - the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

    We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

    The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness's maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of Subordinated Indenture)

    In the event that we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of Subordinated Indenture) If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

    If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

    As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

    All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the SEC at or prior to the time of issuance of the series of the preferred stock.

    We are authorized to issue up to 150,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 1998, 2,546,011 shares of Series A
7 1/2% Preferred Stock, liquidation preference $100 per share, were outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

    - issue one or more series of preferred stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

    - determine the number of shares in any series.

    The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

     - whether dividends on that series of preferred stock will be cumulative, noncumulative, or partially cumulative;

     - the dividend rate (or method for determining the rate);

     - the liquidation preference per share of that series of preferred stock, if any;

     - any conversion provisions applicable to that series of preferred stock;

     - any redemption or sinking fund provisions applicable to that series of preferred stock;

     - the voting rights of that series of preferred stock, if any; and

     - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

    The preferred stock, when issued, will be fully paid and nonassessable.

DIVIDENDS

    Holders of preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

    Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

CONVERTIBILITY

    No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

REDEMPTION AND SINKING FUND

    No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

    Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

    Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

VOTING

    Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

    Unless otherwise specified in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

NO OTHER RIGHTS

    The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of preferred stock will be designated in the prospectus supplement.

DESCRIPTION OF THE DEPOSITARY
SHARES

    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

     - all outstanding depositary shares have been redeemed or

     - there has been a final distribution in respect of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

REPORTS TO HOLDERS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

LIABILITY AND LEGAL PROCEEDINGS

    Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

     - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

     - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

     - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this prospectus, we are authorized to issue up to 1,875,000,000 shares of capital stock, $0.50 par value per share. As of December 31, 1998, 915,906,906 shares of capital stock were outstanding.

    DIVIDENDS. Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

    VOTING. Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

    RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

    MISCELLANEOUS. Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

-  the title of the warrants;

-  the offering price for the warrants, if any;

-  the aggregate number of the warrants;

- the designation and terms of the debt securities purchasable upon exercise of the warrants;

- if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

- if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

- the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

- the dates on which the right to exercise the warrants will commence and expire;

- if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

- whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

-  information with respect to book-entry procedures, if any;

- the currency or currency units in which the offering price, if any, and the exercise price are payable;

- if applicable, a discussion of material United States federal income tax considerations;

-  the antidilution provisions of the warrants, if any;

-  the redemption or call provisions, if any, applicable to the warrants; and

- any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

-  the title of the warrants;

-  the offering price for the warrants, if any;

-  the aggregate number of the warrants;

- the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

- if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

- if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

- the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

- the dates on which the right to exercise the warrants shall commence and expire;

- if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

- the currency or currency units in which the offering price, if any, and the exercise price are payable;

- if applicable, a discussion of material United States federal income tax considerations;

-  the antidilution provisions of the warrants, if any;

-  the redemption or call provisions, if any, applicable to the warrants; and

- any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

-  through underwriters,

-  through agents or

- directly to a limited number of institutional purchasers or to a single purchaser.

    The prospectus supplement will set forth the terms of the offering of the securities, including the following:

-  the name or names of any underwriters;

-  the purchase price and the proceeds we will receive from the sale;

- any underwriting discounts and other items constituting underwriters' compensation;

- any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

-  any securities exchanges on which the securities of the series may be listed.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

                                 LEGAL OPINIONS

    The legality of the securities will be passed upon by David S. Hershberg, our Vice President and Assistant General Counsel. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of our common stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. Before the July 1, 1998 merger of Price Waterhouse LLP, our former independent accountant, and Coopers & Lybrand L.L.P. (C&L) to form PricewaterhouseCoopers LLP, the retirement plan of C&L purchased 14,500 shares of our capital stock. All 14,500 shares were sold on December 1, 1998.

                                     ISSUER
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                New Orchard Road
                             Armonk, New York 10504

                      TRUSTEE, REGISTRAR AND PAYING AGENT
                            THE CHASE MANHATTAN BANK
                              450 West 33rd Street
                            New York, New York 10001

                      LUXEMBOURG PAYING AND TRANSFER AGENT
                              CHASE MANHATTAN BANK
                                LUXEMBOURG S.A.
                             5 Rue Plactis, L-2338
                                Luxembourg Grund

                            LUXEMBOURG LISTING AGENT
                        KREDIETBANK S.A. LUXEMBOURGEOISE
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISERS
                 TO INTERNATIONAL BUSINESS MACHINES CORPORATION
                            CRAVATH, SWAINE & MOORE
                               825 Eighth Avenue
                            New York, New York 10019

                             (TO THE UNDERWRITERS)
                             DAVIS, POLK & WARDWELL
                              450 Lexington Avenue
                            New York, New York 10017

                             AUDITORS TO THE ISSUER
                           PRICEWATERHOUSECOOPERS LLP
                          1301 Avenue of the Americas
                            New York, New York 10019

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